Exhibit 99.1
Contact
Black Box Corporation
Gary Doyle
Director - Investor Relations
Phone: (724) 873-6788
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS
PITTSBURGH, PENNSYLVANIA, May 13, 2010 - Black Box Corporation (NASDAQ:BBOX) today reported results for the fourth quarter of Fiscal 2010 ended March 31, 2010.
For the fourth quarter of Fiscal 2010, diluted earnings per share were 43¢ on net income of $7.5 million or 3.1% of revenues compared to diluted earnings per share of 48¢ on net income of $8.4 million or 3.5% of revenues for the same quarter last year. On a sequential quarter comparison basis, third quarter of Fiscal 2010 diluted earnings per share were 63¢ on net income of $11.0 million or 4.3% of revenues. Excluding reconciling items, operating earnings per share (which is a non-GAAP term and is defined below) for the fourth quarter of Fiscal 2010 were 78¢ on operating net income (which is a non-GAAP term and is defined below) of $13.8 million or 5.7% of revenues compared to operating earnings per share of 92¢ on operating net income of $16.2 million or 6.7% of revenues for the same quarter last year. See below for additional information regarding the comparability of Fiscal 2010 and Fiscal 2009 operating earnings per share. Management believes that presenting operating earnings per share and operating net income is useful to investors because it provides a more meaningful comparison of the ongoing operations of the Company.
For the fourth quarter of Fiscal 2010, the Company’s pre-tax reconciling items were $9.6 million with an after-tax impact on net income and EPS of $6.3 million and 35¢, respectively. During the fourth quarter of Fiscal 2009, the Company’s pre-tax reconciling items were $11.6 million with an after-tax impact on net income and EPS of $7.8 million and 44¢, respectively. See below for further discussion regarding Management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above. Included in our fourth quarter and Fiscal 2010 results is the impact of a decrease in our annual effective tax rate from our previous estimate of 37.5% to the actual effective tax rate of 36.5%, resulting in an effective tax rate of 33.5% for the fourth quarter of Fiscal 2010. This tax rate reduction is primarily the result of the reduction in valuation allowances against certain net operating losses. The effective tax rate reduction increased fourth quarter and Fiscal 2010 operating earnings per share by 4¢.
Fourth quarter of Fiscal 2010 total revenues were $241 million equivalent to $241 million for the same quarter last year. On a sequential quarter comparison basis, third quarter of Fiscal 2010 total revenues were $253 million.
Fourth quarter of Fiscal 2010 cash provided by operating activities was $20 million or 264% of net income, compared to $20 million or 237% of net income for the same quarter last year. Fourth quarter of Fiscal 2010 free cash flow (which is a non-GAAP term and is defined below) was $18 million compared to $19 million for the same quarter last year. On a sequential quarter comparison basis, third quarter of Fiscal 2010 cash provided by operating activities was $12 million or 105% of net income and free cash flow was $11 million. Black Box utilized its fourth quarter of Fiscal 2010 free cash flow primarily to fund debt reduction of $17 million and to pay dividends of $1 million. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.
Fiscal 2010 diluted earnings per share were $1.97 on net income of $34.5 million or 3.6% of revenues compared to diluted earnings per share of $2.59 on net income of $45.3 million or 4.5% of revenues for the same period last year. Excluding reconciling items, operating earnings per share for Fiscal 2010 were $2.99 on operating net income of $52.4 million or 5.5% of revenues compared to operating earnings per share of $3.39 on operating net income of $59.5 million or 5.9% of revenues for the same period last year.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

During Fiscal 2010, the Company’s pre-tax reconciling items were $28.2 million with an after-tax impact on net income and EPS of $17.9 million and $1.02, respectively. During Fiscal 2009, the Company’s pre-tax reconciling items were $21.6 million with an after-tax impact on net income and EPS of $14.1 million and 80¢, respectively.
Fiscal 2010 total revenues were $961 million, a decrease of $39 million or 4% from $1.0 billion for the same period last year.
Fiscal 2010 cash provided by operating activities was $62 million or 180% of net income compared to $72 million or 158% of net income for the same period last year. Free cash flow was $59 million compared to $68 million for the same period last year. Black Box utilized its Fiscal 2010 free cash flow primarily to fund debt reduction of $36 million, fund acquisition activity of $19 million and to pay dividends of $4 million.
The Company’s six-month order backlog was $203 million at March 31, 2010 compared to $194 million for the same quarter last year. On a sequential quarter-end comparison basis, the Company’s six-month order backlog was $191 million at December 26, 2009.
For Fiscal 2011, the Company is targeting reported revenues of approximately $990 million to $1.01 billion and corresponding operating earnings per share in the range of $2.90 to $3.10. Included in these projections is approximately 2% to 4% of organic revenue growth and an effective tax rate of 38.0%. For the first quarter of Fiscal 2011, the Company is targeting reported revenues of approximately $240 million to $245 million and corresponding operating earnings per share in the range of 70¢ to 75¢.
All of the above exclude acquisition-related expense and the impact of changes in the fair market value of the Company’s interest-rate swaps, and all of the above are before any new mergers and acquisition activity that has not been announced.
Commenting on Fiscal 2010 results and the first quarter of Fiscal 2011 outlook, Terry Blakemore, President and Chief Executive Officer said, “I am very pleased with our performance for the fourth quarter and Fiscal 2010. In spite of a challenging economy and changes in our industry, the Black Box team delivered solid financial results and continued to provide the highest level of technical service and support to our clients worldwide.”
“The combination of a disciplined management approach and strong client relationships has strategically positioned Black Box for an expected increase in business activity in Fiscal 2011. Our guidance for the new fiscal year includes organic growth based on an improving economic backdrop and investments in our business. We will also continue to pursue strategic acquisitions in order to expand our capabilities and increase our market share.”
The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, May 13, 2010. Terry Blakemore, President and Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-1025 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 155720. A live, listen-only audio webcast of the call will be available through a link on the Investor Relations page of the Company’s Web site at http://www.blackbox.com. A webcast replay of the call will also be archived on Black Box’s Web site for a limited period of time following the conference call.
Black Box is the world’s largest technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services more than 175,000 clients in 141 countries with 194 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.
Black Box®, the Double Diamond logo and DVH® are registered trademarks of BB Technologies, Inc.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of DVH (Data, Voice, Hotline) services, successful implementation of the Company’s M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of our government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company’s arrangements with suppliers of voice equipment and technology and various other matters, many of which are beyond the Company’s control. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 26, 2009. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three-months ended		Fiscal Year ended
	March 31,		March 31,
In thousands, except per share amounts	2010	2009	2010	2009

Revenues
Hotline products	$45,491	$45,785	$180,296	$209,793
On-Site services	195,392	195,547	781,097	789,755

Total	240,883	241,332	961,393	999,548

Cost of sales
Hotline products	23,369	24,282	93,636	108,561
On-Site services	133,649	131,987	532,376	533,807

Total	157,018	156,269	626,012	642,368

Gross profit	83,865	85,063	335,381	357,180

Selling, general & administrative expenses	64,540	68,105	257,136	266,387
Intangibles amortization	5,899	3,803	15,202	10,790

Operating income	13,426	13,155	63,043	80,003

Interest expense (income), net	2,290	2,174	8,882	10,279
Other expenses (income), net	21	18	(166)	561

Income before provision for income taxes	11,115	10,963	54,327	69,163

Provision for income taxes	3,619	2,613	19,824	23,854

Net income	$7,496	$8,350	$34,503	$45,309

Earnings per common share
Basic	$0.43	$0.48	$1.97	$2.59

Diluted	$0.43	$0.48	$1.97	$2.59

Weighted average common shares outstanding
Basic	17,548	17,533	17,546	17,527

Diluted	17,583	17,533	17,546	17,527

Dividends per share	$0.06	$0.06	$0.24	$0.24

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except par value	March 31, 2010	March 31, 2009

Assets
Cash and cash equivalents	$20,885	$23,720
Accounts receivable, net	141,211	163,975
Inventories, net	51,507	55,898
Costs/estimated earnings in excess of billings on uncompleted contracts	86,086	66,066
Prepaid and other current assets	28,090	30,809

Total current assets	327,779	340,468

Property, plant and equipment, net	23,568	28,419
Goodwill	641,965	621,948
Intangibles
Customer relationships, net	93,619	105,111
Other intangibles, net	30,374	37,684
Other assets	8,059	2,858

Total assets	$1,125,364	$1,136,488

Liabilities
Accounts payable	$66,934	$79,021
Accrued compensation and benefits	33,260	30,446
Deferred revenue	34,876	35,520
Billings in excess of costs/estimated earnings on uncompleted contracts	14,839	18,217
Income taxes	9,487	5,164
Other liabilities	41,798	41,891

Total current liabilities	201,194	210,259

Long-term debt	210,873	249,260
Other liabilities	23,303	29,670

Total liabilities	$435,370	$489,189

Stockholders’ equity
Common stock	$25	$25
Additional paid-in capital	451,778	445,774
Retained earnings	551,315	521,023
Accumulated other comprehensive income	9,971	3,572
Treasury stock	(323,095)	(323,095)

Total stockholders’ equity	$689,994	$647,299

Total liabilities and stockholders’ equity	$1,125,364	$1,136,488

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three-months ended		Fiscal Year ended
	March 31,		March 31,
In thousands	2010	2009	2010	2009

Operating Activities
Net income	$7,496	$8,350	$34,503	$45,309
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Intangibles amortization and depreciation	7,826	6,289	22,923	20,722
Loss (gain) on sale of property	3	19	13	(65)
Deferred taxes	(1,320)	4,602	(123)	4,512
Tax impact from stock options	5	58	771	1,193
Stock compensation expense	1,753	805	6,775	3,042
Change in fair value of interest-rate swap	61	(533)	(65)	(974)
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable, net	10,212	11,795	21,780	26,279
Inventories, net	2,092	6,270	5,709	11,455
All other current assets excluding deferred tax asset	7,795	(307)	(8,791)	(11,933)
Liabilities exclusive of long-term debt	(16,108)	(17,545)	(21,547)	(27,974)

Net cash provided by (used for) operating activities	$19,815	$19,803	$61,948	$71,566

Investing Activities
Capital expenditures	$(727)	$(325)	$(2,300)	$(2,178)
Capital disposals	24	120	156	288
Acquisition of businesses (payments)/recoveries	1	(20,650)	(10,686)	(117,184)
Prior merger-related (payments)/recoveries	(553)	(159)	(8,291)	(421)

Net cash provided by (used for) investing activities	$(1,255)	$(21,014)	$(21,121)	$(119,495)

Financing Activities
Proceeds from borrowings	$38,445	$70,905	$169,335	$308,567
Repayment of borrowings	(63,090)	(67,091)	(208,388)	(257,470)
Proceeds from the exercise of stock options	—	—	—	545
Deferred financing costs	—	—	—	(125)
Payment of dividends	(1,053)	(1,052)	(4,210)	(4,206)

Net cash provided by (used for) financing activities	$(25,698)	$2,762	$(43,263)	$47,311

Foreign currency exchange impact on cash	$(1,033)	$(388)	$(399)	$(2,314)

Increase / (decrease) in cash and cash equivalents	$(8,171)	$1,163	$(2,835)	$(2,932)
Cash and cash equivalents at beginning of period	29,056	22,557	23,720	26,652

Cash and cash equivalents at end of period	$20,885	$23,720	$20,885	$23,720

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Non-GAAP Financial Measures
As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, cash provided by operating activities excluding restructuring payments (see below for reference), operating net income, operating earnings per share (“EPS”), Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, adjusted operating income and same-office revenue comparisons to illustrate the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided Management explanations regarding their use and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures, which are provided below.
The Company’s Management (“Management”) uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly-titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, they do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iii) the non-GAAP financial measures exclude non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years which is derived from the book value to fair market value write-up on acquired assets, (iv) the non-GAAP financial measures exclude the non-cash change in fair value of the Company’s interest-rate swaps which will continue to impact the Company’s earnings until the interest-rate swaps are settled, (v) the non-GAAP financial measures exclude costs for employee severance and facility consolidations (“employee severance and facility consolidations costs”) incurred during the periods reported in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services that will impact future operating results, (vi) the non-GAAP financial measures exclude historical stock option granting practices investigation and related matters costs, including costs associated with the related Securities and Exchange Commission (“SEC”) investigation, shareholder derivative lawsuit, tax matters and insurance/indemnification matters, (vii) the non-GAAP financial measures exclude costs of settlement or resolution arising from current legal matters associated with the ongoing operations of the Company (“current legal matters costs”) and (viii) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Free cash flow
Free cash flow is defined by the Company as cash provided by operating activities less net capital expenditures, plus or minus foreign currency translation adjustments, plus proceeds from stock option exercises. Management’s reasons for exclusion of each item are explained in further detail below.
Net capital expenditures
The Company believes net capital expenditures must be taken into account along with cash provided by operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures are typically material and directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.
Foreign currency exchange impact on cash
Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive and/or negative impact of such adjustments as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Proceeds from stock option exercises
The Company believes that proceeds from stock option exercises should be added to cash provided by operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and, since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.
A reconciliation of cash provided by operating activities to free cash flow is presented below:

	4Q10	3Q10	4Q09	FY10	FY09

Cash provided by operating activities	$19,815	$11,584	$19,803	$61,948	$71,566
Net capital expenditures	(703)	(511)	(205)	(2,144)	(1,890)
Foreign currency exchange impact on cash	(1,033)	(214)	(388)	(399)	(2,314)

Free cash flow before stock option exercises	$18,079	$10,859	$19,210	$59,405	$67,362
Proceeds from stock option exercises	—	—	—	—	545

Free cash flow	$18,079	$10,859	$19,210	$59,405	$67,907

Cash provided by operating activities excluding restructuring payments
Cash provided by operating activities excluding restructuring payments is defined by the Company as cash provided by operating activities plus restructuring payments. Restructuring payments are the cash payments made during the period for employee severance and facility consolidation costs. The Company believes that restructuring payments should be added to cash provided by operating activities to more accurately reflect the cash flow from operations.
A reconciliation of cash provided by operating activities to cash provided by operating activities excluding restructuring payments is presented below:

	4Q10	3Q10	4Q09	FY10	FY09

Cash provided by operating activities	$19,815	$11,584	$19,803	$61,948	$71,566
Restructuring payments	1,873	1,354	4,339	9,500	11,941

Cash provided by operating activities excluding restructuring payments	$21,688	$12,938	$24,142	$71,448	$83,507

Operating net income and operating earnings per share
Management believes that operating net income, defined by the Company as net income plus reconciling items, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Reconciling items include amortization of intangible assets on acquisitions, asset write-up depreciation expense on acquisitions, the change in fair value of the interest-rate swaps, employee severance and facility consolidation costs, historical stock option granting practices investigation and related matters costs and current legal matters costs. Management’s reason for exclusion of each item is explained in further detail below.
Amortization of intangible assets on acquisitions
The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Asset write-up depreciation expense on acquisitions
The Company incurs non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years. Specifically, this non-cash expenditure is derived from the book value to fair market value write-up on acquired assets. Asset write-ups are depreciated over their remaining useful life which generally falls between one to five years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed from acquisition to the end of the asset’s useful life and generally cannot be changed or influenced by Management after the acquisition.
Change in fair value of the interest-rate swaps
To mitigate the risk of interest-rate fluctuations associated with the Company’s variable rate debt, the Company entered into two separate interest-rate swaps (“interest-rate swaps”) that do not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest-rate swaps as an asset/liability within the Company’s Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company’s Condensed Consolidated Statements of Income. Management excludes this non-cash expense and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.
Employee severance and facility consolidation costs
The Company believes that incurring costs in the current period(s) in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services will result in a long-term positive impact on financial performance in the future. Employee severance and facility consolidation costs are presented in accordance with GAAP in the Company’s Condensed Consolidated Statements of Income. However, due to the amount of additional costs incurred during a single or possibly successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company’s ongoing financial performance.
Historical stock option granting practices investigation and related matters costs
The Company incurs costs in connection with its investigation of historical stock option granting practices, including the related SEC investigation, shareholder derivative lawsuit, tax matters and insurance/indemnification matters. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
Current legal matters costs
The Company incurs costs arising from current legal matters associated with the ongoing operations of the Company. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
Fiscal 2010 and Fiscal 2009 comparability
During Fiscal 2009, the Company excluded stock-based compensation expense when evaluating the continuing operations of the Company. Beginning with the first quarter of Fiscal 2010, the Company will not exclude such expenses. For comparability purposes only, the Company has restated reconciling items, operating net income and operating EPS for the fourth quarter of Fiscal 2009 and Fiscal 2009 to reflect this change in presentation.
Information on stock-based compensation expense and its after-tax impact on net income and EPS is presented below:

	4Q10	3Q10	4Q09	FY10	FY09

Stock-based compensation expense	$1,753	$1,743	$805	$6,775	$3,042
After-tax impact on net income	1,171	1,089	613	4,301	1,993
After-tax impact on net income EPS	0.07	0.06	0.03	0.25	0.11

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

The following table represents the Company’s pre-tax reconciling items:

	4Q10	3Q10	4Q09	FY10	FY09

Non-cash charges
Amortization of intangible assets on acquisitions	$5,886	$3,099	$3,785	$15,150	$10,671
Asset write-up depreciation expense on acquisitions	348	128	507	476	1,888
Change in fair value of the interest-rate swaps	61	(303)	(533)	(65)	(974)

Total non-cash charges	$6,295	$2,924	$3,759	$15,561	$11,585

Cash charges
Employee severance and facility consolidation costs	$1,935	$860	$6,946	$4,557	$8,643
Historical stock option granting practices investigation and related matters costs	255	318	939	4,829	1,359
Current legal matters costs	1,093	—	—	3,238	—

Total cash charges	$3,283	$1,178	$7,885	$12,624	$10,002

Total pre-tax reconciling items	$9,578	$4,102	$11,644	$28,185	$21,587

A reconciliation of net income to operating net income is presented below:

	4Q10	3Q10	4Q09	FY10	FY09

Net income	$7,496	$11,019	$8,350	$34,503	$45,309
% of Revenue	3.1%	4.3%	3.5%	3.6%	4.5%
Reconciling items, after tax [1]	6,270	2,564	7,827	17,900	14,142

Operating net income	$13,766	$13,583	$16,177	$52,403	$59,451
% of Revenue	5.7%	5.4%	6.7%	5.5%	5.9%

1 The effective tax rate utilized to determine Reconciling items, after tax, for each period, is the effective tax rate utilized to determine Net income for such period.
A reconciliation of diluted EPS to operating EPS is presented below:

	4Q10	3Q10	4Q09	FY10	FY09

Diluted EPS	$0.43	$0.63	$0.48	$1.97	$2.59
EPS impact of reconciling items	0.35	0.14	0.44	1.02	0.80

Operating EPS	$0.78	$0.77	$0.92	$2.99	$3.39

EBITDA and Adjusted EBITDA
Management believes that EBITDA, defined as income before provision for income taxes plus interest, depreciation and amortization, is a widely accepted measure of profitability that may be used to measure the Company’s ability to service its debt. Adjusted EBITDA, defined as EBITDA plus stock-based compensation expense, may also be used to measure the Company’s ability to service its debt. Stock-based compensation is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock-based compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure which excludes stock-based compensation.
A reconciliation of income before provision for income taxes to EBITDA and Adjusted EBITDA is presented below:

	4Q10	3Q10	4Q09	FY10	FY09

Net income	$7,496	$11,019	$8,350	$34,503	$45,309
Provision for income taxes	3,619	6,612	2,613	19,824	23,854
Interest	2,290	1,852	2,174	8,882	10,279
Depreciation/Amortization	7,826	4,985	6,289	22,923	20,722

EBITDA	$21,231	$24,468	$19,426	$86,132	$100,164
Stock-based compensation expense	1,753	1,743	805	6,775	3,042

Adjusted EBITDA	$22,984	$26,211	$20,231	$92,907	$103,206

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Supplemental Information
The following supplemental information, including geographical segment results, service type results, same-office revenue comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the fourth quarter of Fiscal 2010 and 2009, third quarter of Fiscal 2010 and/or Fiscal 2010 and Fiscal 2009. All dollar amounts are in thousands unless noted otherwise.
Geographical Segment Results
Management is presented with and reviews revenues, operating income and adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as operating income plus reconciling items. Reconciling items include amortization of intangible assets on acquisitions, asset write-up depreciation expense on acquisitions, employee severance and facility consolidation costs, historical stock option granting practices investigation and related matters costs and current legal matters costs. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, operating income and adjusted operating income for North America, Europe and All Other are presented below:

	4Q10	3Q10	4Q09	FY10	FY09

Revenues
North America	$207,598	$217,124	$207,248	$829,233	$838,871
Europe	24,254	27,190	25,727	99,502	121,839
All Other	9,031	9,071	8,357	32,658	38,838

Total	$240,883	$253,385	$241,332	$961,393	$999,548

Operating income
North America	$9,345	$14,890	$9,737	$47,623	$61,651
% of North America revenues	4.5%	6.9%	4.7%	5.7%	7.3%
Europe	$2,393	$3,111	$2,397	$10,148	$12,548
% of Europe revenues	9.9%	11.4%	9.3%	10.2%	10.3%
All Other	$1,688	$1,522	$1,021	$5,272	$5,804
% of All Other revenues	18.7%	16.8%	12.2%	16.1%	14.9%

Total	$13,426	$19,523	$13,155	$63,043	$80,003
% of Total revenues	5.6%	7.7%	5.5%	6.6%	8.0%

Reconciling items (pretax) [1]
North America	$9,167	$4,089	$10,852	$26,967	$20,758
Europe	318	292	1,112	1,210	1,577
All Other	32	24	213	73	226

Total	$9,517	$4,405	$12,177	$28,250	$22,561

Adjusted operating income
North America	$18,512	$18,979	$20,589	$74,590	$82,409
% of North America revenues	8.9%	8.7%	9.9%	9.0%	9.8%
Europe	$2,711	$3,403	$3,509	$11,358	$14,125
% of Europe revenues	11.2%	12.5%	13.6%	11.4%	11.6%
All Other	$1,720	$1,546	$1,234	$5,345	$6,030
% of All Other revenues	19.0%	17.0%	14.8%	16.4%	15.5%

Total	$22,943	$23,928	$25,332	$91,293	$102,564
% of Total revenues	9.5%	9.4%	10.5%	9.5%	10.3%

1 During Fiscal 2009, the Company excluded stock-based compensation expense when evaluating the continuing operations of the Company. Beginning with the first quarter of Fiscal 2010, the Company will not exclude such expenses. For comparability purposes only, the Company has restated reconciling items (pretax) and adjusted operating income for the fourth quarter of Fiscal 2009 and Fiscal 2009 to reflect this change in presentation. The Company incurred stock-based compensation expense of $1,753, $805, $1,743, $6,775 and $3,042 during the fourth quarter of Fiscal 2010 and 2009, third quarter of Fiscal 2010 and Fiscal 2010 and Fiscal 2009, respectively.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Service Type Results
Management is presented with and reviews revenues and gross profit for Data Services, Voice Services and Hotline Services which are presented below:

	4Q10	3Q10	4Q09	FY10	FY09

Revenues
Data Services	$46,855	$45,342	$49,600	$187,535	$191,436
Voice Services	148,537	161,031	145,947	593,562	598,319
Hotline Services	45,491	47,012	45,785	180,296	209,793

Total	$240,883	$253,385	$241,332	$961,393	$999,548

Gross profit
Data Services	$12,881	$12,078	$13,994	$51,048	$55,407
% of Data Services revenues	27.5%	26.6%	28.2%	27.2%	28.9%
Voice Services	$48,862	$52,145	$49,566	$197,673	$200,541
% of Voice Services revenues	32.9%	32.4%	34.0%	33.3%	33.5%
Hotline Services	$22,122	$22,606	$21,503	$86,660	$101,232
% of Hotline Services revenues	48.6%	48.1%	47.0%	48.1%	48.3%

Total	$83,865	$86,829	$85,063	$335,381	$357,180
% of Total revenues	34.8%	34.3%	35.2%	34.9%	35.7%

Same-office revenue comparisons
Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions. While the information provided below is presented on a consolidated basis, the revenue from offices added below relates to the North American Data Services and North American Voice Services. Reported same-office comparisons for the Company’s North America, Data Services and Voice Services segments can be determined by excluding the revenues from offices added since 4/1/08 or 9/27/09 as shown below.
Information on quarterly revenues on a same-office basis compared to the same period last year is presented below:

	4Q10	4Q09	% Change

Reported revenues	$240,883	$241,332	0%
Less revenue from Data Services offices added since 4/1/08 (1Q09)	(15,744)	(14,977)
Less revenue from Voice Services offices added since 4/1/08 (1Q09)	(26,572)	(16,353)

Reported revenues on same-office basis	$198,567	$210,002	(5%)
Foreign currency impact	(3,400)	—

Revenues on same-office basis (excluding foreign currency impact)	$195,167	$210,002	(7%)

Information on year-to-date revenues on a same-office basis compared to the same period last year is presented below:

	FY10	FY09	% Change

Reported revenues	$961,393	$999,548	(4%)
Less revenue from Data Services offices added since 4/1/08 (1Q09)	(55,474)	(27,603)
Less revenue from Voice Services offices added since 4/1/08 (1Q09)	(106,233)	(48,259)

Reported revenues on same-office basis	$799,686	$923,686	(13%)
Foreign currency impact	930	—

Revenues on same-office basis (excluding foreign currency impact)	$800,616	$923,686	(13%)

Information on revenues on a same-office basis compared to the sequential quarter is presented below:

	4Q10	3Q10	% Change

Reported revenues	$240,883	$253,385	(5%)
Less revenue from Data Services offices added since 9/27/09 (3Q10)	—	—
Less revenue from Voice Services offices added since 9/27/09 (3Q10)	(7,158)	(4,403)

Reported revenues on same-office basis	$233,725	$248,982	(6%)
Foreign currency impact	1,256	—

Revenues on same-office basis (excluding foreign currency impact)	$234,981	$248,982	(6%)

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Significant Balance Sheet ratios and Other Information
Information on certain balance sheet ratios, backlog and headcount is presented below. Dollar amounts are in millions.

	4Q10		3Q10		4Q09

Accounts receivable
Gross accounts receivable	$150.7		$162.4		$173.9
Reserve $ / %	9.5	6.3%	10.0	6.2%	9.9	5.7%

Net accounts receivable	$141.2		$152.4		$164.0

Net days sales outstanding	51 days		52 days		53 days

Inventory
Gross inventory	$71.5		$74.3		$76.2
Reserve $ / %	20.0	28.0%	20.5	27.6%	20.3	26.6%

Net inventory	$51.5		$53.8		$55.9

Net inventory turns	8.8x		9.3x		8.5x

Six-month order backlog	$203		$191		$194

Team members	4,348		4,384		4,542

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746